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                                                                Exhibit 10(iii)

                           EXCLUSIVE LICENSE AGREEMENT


         This Exclusive License Agreement (hereinafter "Agreement") is entered into by and between Lockheed Martin Corporation a Delaware corporation acting through its Vought Systems (the "LICENSOR"), having its principal place of business at PO Box 650003, Dallas, Texas and OmniCorder Technologies, Inc. (the "LICENSEE"), a corporation organized under the laws of Delaware and having a principal place of business at 25 Loop Road, Stony Brook, New York 11790 as of the 29 day of September 1998 (hereinafter "Effective Date").

WITNESSETH:

         WHEREAS, the LICENSOR is the owner of the Subject Technology as defined below; and

         WHEREAS, the LICENSOR is willing to grant to the LICENSEE a royalty bearing, worldwide, exclusive license to practice the Subject Technology in certain Fields as defined below on the terms, and subject to the conditions, set forth herein; and

         WHEREAS, LICENSEE desires to obtain said exclusive license to practice the Subject Technology on said terms and conditions.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:


1. DEFINITIONS AS USED HEREIN

1.1 "Subject Technology" shall mean the technology, know-how, methods, inventions and confidential information related to LICENSOR's Enhanced Quantum Well Infrared Photodetectors (EQWIPs) which were designed, developed and invented by LICENSOR as of the Effective Date. The term Subject Technology shall include U.S. Patent Number 5,539,206 entitled "Enhanced Quantum Well Infrared Photodetector" by Thomas R. Schimert issued July 23, 1996, and all inventions described or claimed therein, together with all patent, or like protection on said inventions that have or may in the future be granted, whether in the United States of America or any other country, and all substitutions for and divisions, continuations, continuations-in-part, renewals, reissues, extensions and the like on said applications and patents. The term Subject Technology shall also include any improvement technology, know-how, methods, inventions, patent applications, patents and maskworks made or obtained by LICENSOR in connection with the EQWIPs, their materials or structure, LICENSOR's ongoing Advanced EQWIP Project and any LICENSOR follow-on Projects thereto, so long as this Agreement is in full force and effect. Subject Technology shall not include any technology, know-how, methods, inventions, patent applications, patents, maskworks or confidential information developed by any division, subsidiary or Affiliate of Lockheed Martin Corporation other than Vought Systems.


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1.2 "Licensed Products" shall mean and be limited to biomedical equipment that incorporates or is intended to incorporate one or more EQWIPs or Advanced EQWIPs, or that in any manner or to any extent incorporates or is intended to incorporate, utilizes, or is made by the practice of, any of the Subject Technology or any technology derived from or based upon any of the Subject Technology, or that is covered in whole or in part by any patent, maskwork or equivalent protection that is or becomes part of the Subject Technology, whether or not the equipment is delivered or sold assembled or in kit form.

1.3 "Field" shall mean and be limited to biomedical applications of the Subject Technology.

1.4 "The Parties" shall mean the LICENSEE and the LICENSOR.

1.5 "Affiliate" shall mean any corporation, partnership, joint venture, or other entity controlled by, controlling or under common control with a Party. Control means fifty one percent (51%) or more stock or other equity ownership.

1.6 "QED" shall mean Quantum Epitaxial Designs, Inc., having a place of business at 119 Technology Drive, Bethlehem, PA 18015.

1.7 "Net Sales Revenue" shall mean the gross amount of monies (or the cash equivalent of other than cash consideration) actually received by LICENSEE for any Licensed Products that are sold to End-users, less any, credits and allowances actually granted on account of rejections, returns or billing errors and any transportation, shipping insurance, duties or taxes (other than federal and state income taxes) actually paid. If the compensation is other than cash, then the Net Sales Revenue shall be the cash equivalent of such other than cash compensation.

1.8 "Sublicensee" shall mean a biomedical equipment manufacturer in which LICENSEE has no financial or management interest, that is licensed by LICENSEE pursuant to this Agreement to perform any of the rights and licenses granted to LICENSEE in Paragraph 2.1 for which LICENSEE directly or indirectly receives compensation.

1.9 "Sublicense" shall mean an agreement entered into by LICENSEE and a Sublicensee which permits such Sublicensee to perform any of the rights or licenses granted to LICENSEE in Paragraph 2.1 for which LICENSEE directly or indirectly receives compensation.

1.10 "Sublicensing Revenue" shall mean all fees, royalties and other compensation paid to LICENSEE by any Sublicensee for performing any rights or licenses which are subject to this Agreement. If the compensation is other than cash, then the Sublicensing Revenue shall be the cash equivalent of such other than cash compensation.

1.11 "End-user" shall mean any person or entity that uses a Licensed Product for other than manufacturing or test purposes. A Sublicensee shall not be considered an End-user; however, it is recognized that a single person or entity may be both a Sublicensee and an End-user.

1.12 "End-user Revenue" shall mean all rent, license, use, royalty, patient transaction or other fees or income actually received by Licensee for the license, lease or use of any Licensed Product by an End-user less any, credits and allowances actually granted on account of rejections, returns or billing


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errors and any duties or taxes (other than federal and state income taxes)
actually paid. If the compensation is other than cash, then the End-user Revenue shall be the cash equivalent of such other than cash compensation.

1.13 "Relevant Patent" shall mean and include any patent licensed by LICENSOR hereunder including any patent under paragraph 7.1 which has not been declined by LICENSEE under paragraph 7.1; U.S. Patent No. 5,539,206 together with all patent or like protection on the inventions described or claimed therein that have or may in the future be granted, whether in the United States of America or any other country, and all substitutions for and divisions, continuations, continuations-in-part, renewals, reissues, extensions and the like on said applications and patents shall be deemed to be Relevant Patents.

1.14 "LICENSEE Improvement Technology" shall mean all modifications, improvements, derivations and additions made by or for LICENSEE (or by or for any Sublicensee of LICENSEE) to any of the Subject Technology, but only to the extent that such modifications, improvements, derivations and additions are incorporated in, or used in the manufacture, fabrication or testing of, any device, focal plane array or hybrid structure that includes an EQWIP, Advanced EQWIP or other device or structure, or combination of devices or structures, at least in part based upon, derived from or covered by any of the Subject Technology, and may comprise know-how, techniques, methods, manufacturing processes, materials, designs, structures, maskworks, inventions and patents.


2. GRANT OF LICENSE

2.1 License Grant. The LICENSOR hereby grants to the LICENSEE an exclusive worldwide, right and license, with the right to grant Sublicenses to others: (i) to practice the Subject Technology in the Field, (ii) to make, have made and import Licensed Products in the Field, (iii) to use Licensed Products in the Field for manufacturing and test purposes, and (iv) to offer for sale, sell, lease and license Licensed Products for use by End-users in the Field. The right and license shall be non-assignable except to successors by merger or sale of substantially all of LICENSEE's assets, or by written permission of LICENSOR, which permission shall not be unreasonably withheld.

2.2 Nonexclusive Rights Retained by LICENSOR. The grant in Paragraph 2.1 shall be subject to, restricted by and nonexclusive with respect to practice of the Subject Technology by the LICENSOR and its Affiliates in the Field for further research and development purposes only, and for all purposes in any field in which LICENSEE does not retain an exclusive license hereunder.


3. MARKETING EFFORTS

3.1 Assiduous Marketing by LICENSEE. LICENSEE shall use its reasonable best efforts to effect assiduously the introduction of Licensed Products into the commercial market as soon as practicable after the Effective Date. Such efforts shall include, but not be limited to at all times, marketing the Licensed Products with at least the same diligence as LICENSEE employs for comparable products marketed by LICENSEE.



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3.2 Prohibition Against Conflicts. LICENSEE shall not, during the period commencing on the Effective Date and extending for a period of two (2) years thereafter ("Startup Period"), acquire or develop any technologies, processes or products that the use, manufacture, marketing, leasing or sales of which would in any manner prevent or conflict with LICENSEE's use of its best efforts to manufacture, market, lease and sell Licensed Products under this Agreement. This prohibition shall in no manner preclude LICENSEE from acquiring or developing during the Startup Period any technology or process (i) for use in products that do not perform equivalent functions to those that could be performed by biomedical equipment employing the Subject Technology, or (ii) for use in, or in the manufacture of Licensed Products which are subject to the terms and conditions of this Agreement including payment of royalties to LICENSOR or (iii) which constitutes LICENSEE Improvement Technology that is subject to the provisions of Paragraphs 7.2 and 7.3 hereof.

3.3 Grounds for Termination. Failure by LICENSEE to assiduously market Licensed Products in accordance with Paragraphs 3.1 and 3.2 shall be grounds for termination of this Agreement in accordance with Paragraph 10.2.

3.4 Continued Marketing, Sale and Lease of Products. Unless LICENSEE has converted the exclusive license granted hereunder to a nonexclusive license under Paragraph 5.3, at least 66% of all revenue derived by LICENSEE from the manufacture, sale, lease and use of breast cancer screening and diagnosis equipment, and 33% of all revenue derived by LICENSEE from the manufacture, sale, lease and use of all biomedical equipment (including breast cancer screening and diagnosis equipment) incorporating one or more infrared detector focal plane arrays (collectively "IR-FPA Equipment"), shall employ the Subject Technology and as such, shall constitute Licensed Products subject to payment of royalties under paragraph 5.1 of this Agreement. If LICENSEE does not maintain such level of production, sale, lease and license of Licensed Products, or pay LICENSOR the same royalties that LICENSEE would have been required to pay if such levels had been maintained (based on the average revenue received by LICENSEE for all IR-FPA Equipment, but not less than the Minimum Royalties specified in Paragraph 5.2), then the exclusive license granted hereunder shall automatically become nonexclusive.

Notwithstanding the conversion of the license granted hereunder to a nonexclusive license under this Paragraph or Paragraph 5.3, if the Licensed Products manufactured, sold, leased and licensed by LICENSEE drops below 10% of the total IR-FPA Equipment manufactured, sold, leased and licensed by LICENSEE, LICENSOR shall have the right to terminate this Agreement in accordance with Paragraph 10.2 if LICENSOR has the opportunity to grant an exclusive license to a third party for use of the Subject Technology in the Field.

3.5 Omitted. Filed separately with the Commission.


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4. TECHNICAL AND MARKETING ASSISTANCE BY LICENSOR

4.1 LICENSOR shall provide LICENSEE with reasonable technical and engineering assistance in the design, manufacture and use of EQWIPs for Licensed Products, subject to the following:

         (i) LICENSEE shall reimburse LICENSOR for all reasonable out of pocket travel costs and other expenses associated with providing technical and engineering assistance requested by LICENSEE at the rate of 1.33 times actual costs and expenses (includes LICENSOR overhead); and

         (ii) During the one (1) year period commencing on the Effective Date ("Technical Assistance Period") LICENSOR shall provide up to eighty
         (80) man-hours of technical and engineering assistance. Other than the costs and expenses provided for in subparagraph 4.1 (i), the first forty (40) man-hours of technical and engineering assistance services shall be provided at no cost to LICENSEE; Omitted. Filed separately with the Commission.



The rates and limitations for LICENSOR providing technical and engineering assistance to LICENSEE beyond the Technical Assistance Period shall be negotiated by the parties in good faith and shall be consistent with LICENSOR's manpower availability and increased costs, if any, in providing such services.

4.2 Manufacturing Data Package. LICENSOR will provide a complete EQWIP manufacturing data package to QED, a company licensed by LICENSOR to make EQWIPs for sale, lease and use outside of the FIELD; however, LICENSEE may purchase EQWIPs from QED (or other manufacturer) for use in the FIELD under the have made rights granted to LICENSEE in Paragraph 2.1 of this Agreement. The prices paid by LICENSEE to QED (or other manufacturer) for any such EQWIPs will not include any amount for royalties to LICENSOR as all royalties for such transactions shall be paid by LICENSEE under this Agreement.

4.3 Purchase of Manufacturing Data Package by LICENSEE. In the event LICENSEE decides to manufacture EQWIPs, or have them manufactured by other than QED, LICENSOR agrees to furnish LICENSEE, upon written request, a complete up-to-date manufacturing data package for a fee not to exceed the most favored price offered by LICENSOR to any other licensee including QED.


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5. PAYMENTS AND REPORTS

5.1 Running Royalty. LICENSEE shall pay the LICENSOR running royalties as specified in Exhibit I Royalties, attached hereto and made a part hereof by this reference, for all sales, leases, licenses or other dispositions of Licensed Products. Such running royalties shall be payable to the LICENSOR as provided in Paragraph 5.4. No royalty will be paid for sale, lease, license or other disposition of any equipment that does not include any of the LICENSOR's Subject Technology or is not otherwise a Licensed Product.

5.2 Minimum Royalties. In the event that the sum of all running royalties paid on sales and leases under Paragraph 5.1 in any calendar year does not reach the minimum amount agreed upon for such year, LICENSEE shall pay an additional amount with the payment due for the period ending December 31 of such year, so that the total amount paid for such year shall reach the minimum amount agreed upon for such year, subject to the following:

        (i)    There shall be no minimum royalties for calendar years 1998;

        (ii)   The minimum  royalties  for 1999 and beyond are as  specified  in
               Exhibit II, attached hereto and made a part hereof by this reference; and

        (iii) Running royalty amounts paid in excess of the minimum amount for any calendar year shall not be applied to offset any shortfall to the minimum amount for any other year.

5.3 Conversion to Nonexclusive License. LICENSEE may at its sole option, notify LICENSOR in writing at least thirty (30) days prior to December 31 of any calendar year, of its intent to convert the right and license granted in Paragraph 2.1 to a nonexclusive license for all subsequent years; whereupon, the right and license granted in Paragraph 2.1 shall become nonexclusive on January 31 of the following year, and payment of the minimum amount specified in Paragraph 5.2 will not be required for such following year and all subsequent years. Upon receipt of such notice, LICENSOR shall have the immediate right to grant exclusive or nonexclusive licenses to third parties effective February 1 of such following year, subject to LICENSEE's retention of a nonexclusive license during the term of this Agreement provided that LICENSEE meets the minimum 10% requirement specified in Paragraph 3.4.

LICENSEE may reestablish its exclusive right and license at any time during the term of this Agreement by written notice to LICENSOR of its intent to do so accompanied by payment to LICENSOR of the full sum of the additional amounts specified in Paragraph 5.2 for all years in which the minimum amount was not paid; provided, however, LICENSEE's reestablished exclusive right and license shall be subject to any and all rights and licenses granted by LICENSOR to third parties during the period in which LICENSEE retained only a nonexclusive license.

In addition, LICENSOR shall have the right to convert the exclusive license to a nonexclusive license if LICENSEE fails to have in place in the Field, the minimum number of royalty generating installations specified in Exhibit II.



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5.4 Payment of Royalties. Payment of the royalties specified in Paragraphs 5.1 and 5.2 shall be made by the LICENSEE to the LICENSOR within thirty (30) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement covering the quantity of Licensed Products sold, leased, licensed or otherwise deployed in the field and the Net Sales Revenue, End-user Revenue and Sublicensing Revenue received by LICENSEE during the preceding calendar quarter. After termination or expiration of this Agreement, (i) a final payment shall be made by LICENSEE covering the whole or partial final calendar quarter and (ii) LICENSEE shall continue making payments as required under paragraph 10.5(i). Each quarterly payment shall be accompanied by a written statement of the quantity of Licensed Products sold during the preceding quarter, the quantity of Licensed Products leased, licensed or otherwise deployed in the field (preceding quarterly increment and cumulative total), the Net Sales Revenue, End-user Revenue and Sublicensing Revenue received by LICENSEE during such preceding calendar quarter, and the calculation of royalties due LICENSOR. Such written statements shall be duly signed by an authorized signatory of LICENSEE.

5.5 Other Payments. Payment to the LICENSOR for the costs, expenses and services specified in Sections 4 and 9 which are attributable to LICENSEE shall be made by LICENSEE within thirty (30) days after receipt of LICENSOR's invoice detailing such costs, expenses and services. Such invoices shall be submitted for payment no more often than once per month.

5.6 Failure to Make Timely Payment. Should LICENSEE fail to make any payment whatsoever due and payable to the LICENSOR hereunder, the LICENSOR may, at its sole option, terminate this Agreement as provided in Paragraph 10.2

5.7 Method of Payment. All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to the LICENSOR, or to the account of the LICENSOR at such bank as the LICENSOR may from time to time designate by notice to LICENSEE.

5.8 Late Payments to Accrue Interest. In the event that any payment due hereunder is not made when due, such payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such overdue payment, when made, shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of the LICENSOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

5.9 Marketing Report. In addition to the statement required in Paragraph 5.4, LICENSEE shall furnish to the LICENSOR within thirty (30) days after December 31 of each year during the term of this Agreement, a written report signed by the appropriate LICENSEE officer detailing the actions taken by LICENSEE during the preceding calendar year to comply with the provisions of Paragraph 3.1.


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6. RECORDS AND INSPECTION

         LICENSEE shall maintain or cause to be maintained a true and correct set of records pertaining to the manufacture, sales, leases, licenses and other transactions relating to Licensed Products by LICENSEE under this Agreement and all Net Sales Revenue and End-user Revenue received by LICENSOR with respect thereto. LICENSEE shall further maintain or cause to be maintained a true and correct set of records pertaining to any Sublicenses granted hereunder and all Sublicensing Revenue received by LICENSEE with respect thereto. During the term of this Agreement and for a period of two (2) years thereafter, LICENSEE agrees to permit Lockheed Martin Corporation's internal auditors, and/or an independent accountant selected by the LICENSOR and reasonably acceptable to LICENSEE, at LICENSOR's sole option and expense, to have access during ordinary business hours to such LICENSEE records as may reasonably be required by such auditors and accountant to determine the correctness of any report and/or payment made by LICENSEE under this Agreement. The cost of any such audit shall be borne by LICENSOR; provided, however, in the event that the audit reveals an underpayment of royalties by LICENSEE of more than five percent (5%), the cost of the audit shall be reimbursed in full by LICENSEE. If audit reveals an underpayment by LICENSEE of between five percent (5%) and two percent (2%), LICENSEE shall reimburse fifty percent (50%) of the cost of the audit to LICENSOR. LICENSOR's auditors and accountant shall maintain in confidence, and shall not disclose to LICENSOR, any information concerning LICENSEE or its operations or properties other than information directly relating to the correctness of LICENSEE's reports and payments under this Agreement.


7. IMPROVEMENTS

7.1 Disclosure of Improvements to LICENSEE. So long as this Agreement is in full force and effect, LICENSOR shall to the extent of its right to do so, no later than the time it is completed, built, fully tested and ready for use in commercial production, disclose to LICENSEE improvements or modifications to the Subject Technology made by LICENSOR or any third party for or on behalf of LICENSOR. LICENSOR will also advise LICENSEE of any third party patent that it is aware might be infringed by use of any such improvements or modifications. LICENSEE's right and license with respect to such improvements and modifications shall be the same as LICENSEE has with respect to any other Subject Technology under paragraph 2.1; provided, however, that LICENSEE shall have the right to decline a license under any patent issued to LICENSOR covering any such improvement or modification by giving written notice to LICENSOR, whereupon such patent shall not be considered a Relevant Patent and LICENSEE shall have no right or license whatsoever with respect to the Subject Technology covered by such patent.

7.2 Disclosure of LICENSEE Improvement Technology to LICENSOR. LICENSEE shall to the extent of its right to do so, no later than the time it is completed, built, fully tested and ready for use in commercial production, disclose to LICENSOR all LICENSEE Improvement Technology for use by LICENSOR, its Affiliates and sublicensees under Paragraph 7.3. LICENSEE will also advise LICENSOR of any third party patent that it is aware might be infringed by use of any such LICENSEE Improvement Technology.



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7.3 Grant-Back of Nonexclusive License in LICENSEE Improvement Technology to
LICENSOR. With respect to all LICENSEE Improvement Technology that LICENSEE is obligated to disclose to LICENSOR under Paragraph 7.2, LICENSEE shall to the extent of its right to do so, grant, and hereby does grant to the LICENSOR and its Affiliates, in all cases where, and to the extent that, LICENSEE does not have or retain an exclusive right and license under this Agreement, a perpetual, fully paid-up and royalty free nonexclusive, worldwide, right and license to incorporate such LICENSEE Improvement Technology in products and to practice such LICENSEE Improvement Technology to make, have made, use, offer for sale, sell, lease and import products, including the right to grant sublicenses thereunder. Such cases include and are limited to: (a) the nonexclusive rights and licenses retained by LICENSOR and its Affiliates under Paragraph 2.2, (b) the exclusive rights and licenses retained by LICENSOR and its Affiliates with respect to all uses of the Subject Technology outside of the Field, (c) the nonexclusive rights and licenses which revert to LICENSOR upon forfeit by LICENSEE of any of its rights to exclusivity under any of Paragraphs 3.4, 3.5 and 5.3, (d) any rights to exclusivity voluntarily relinquished to LICENSOR by LICENSEE and, (e) upon the termination of this Agreement, LICENSOR shall have and retain a non-exclusive right and license in all LICENSEE Improvement Technology that LICENSOR was, or was entitled to be granted by LICENSEE during the term of this Agreement. LICENSEE agrees to execute any and all documents reasonably required by LICENSOR to effectuate the rights and licenses granted to LICENSOR and its Affiliates hereunder.

7.4 Abandonment by LICENSEE. Prior to intentionally causing "abandonment" or "cancellation" (as such terms are used in 37CFR 1.135, 37CFR 1.138, 37 CFR 201.7 or like provisions of U.S. or foreign laws or regulations governing inventions, patents, copyrights and maskworks) of any patent, invention, copyright, maskwork or other legal right to any LICENSEE Improvement Technology to which LICENSOR is entitled to a nonexclusive license under Paragraph 7.3, LICENSEE shall to the extent of its right to do so, transfer and assign the same to LICENSOR; LICENSOR shall continue to have nonexclusive rights and licenses in all other LICENSEE Improvement Technology to which LICENSOR is entitled under Paragraph 7.3, and such rights and licenses shall survive any expiration or termination of this Agreement. If LICENSEE assigns any rights to LICENSOR prior to termination of this Agreement, LICENSEE shall have and retain a license in all such assigned rights of the same scope which LICENSEE has and retains with respect to Subject Technology under this Agreement.


8. SUBLICENSES

         All Sublicenses granted by LICENSEE of its rights hereunder to a Sublicensee shall be subject to the terms of this License Agreement. LICENSEE shall obtain prior written approval from the LICENSOR before entering into any Sublicense with a Sublicensee. LICENSOR's approval shall not be unreasonably withheld or delayed for any markets or territories that are not readily or fully penetrable by LICENSEE so long as (i) Omitted. Filed separately with the Commission. or (ii) despite LICENSOR's share of the Sublicensing Revenue


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being less than the minimum stated in clause (i) LICENSEE agrees to pay LICENSOR the minimum stated in (i), or (iii) the total Sublicensing Revenue consists of an up-front fee and LICENSOR is unwilling or unable, within ninety (90) days of being requested to approve the Sublicense, to find an equivalent Sublicensee that is willing to pay a higher Sublicensing Revenue. It shall be deemed reasonable for LICENSOR to withhold it's approval of any Sublicense (i) for any market or territory that is capable of being readily and fully penetrable by LICENSEE, or (ii) for which LICENSOR's share of the Sublicensing Revenue does not fall within clauses (i), (ii) or (iii) of the previous sentence. LICENSEE shall be responsible for its Sublicensees and shall not grant any rights which are inconsistent with the rights granted to, and obligations of, LICENSEE hereunder. Any act or omission of a Sublicensee that would be a breach of this License Agreement if performed by LICENSEE shall be deemed to be a breach by LICENSEE of this License Agreement. Each Sublicense shall make LICENSOR a third party beneficiary with the right to enforce its provisions against unauthorized disclosure and use of the Subject Technology, audit the Sublicensee's records to the same scope provided in Section 6 hereof with respect to LICENSEE's records, and have the Sublicense and royalties assigned to LICENSOR under Paragraph 10.5
(ii). No such Sublicense shall contain any provision that purports to grant any rights beyond the rights granted to LICENSEE in this License Agreement. LICENSEE shall give the LICENSOR prompt notification of the identity and address of each Sublicensee with whom it concludes a Sublicense and shall supply the LICENSOR with a copy of each such Sublicense.


9. PATENTS AND INFRINGEMENT

9.1 Patent Rights. LICENSOR shall, during the term of this Agreement, pay all costs and expenses associated with the United States patent identified in Paragraph 1.1, including maintenance fees. LICENSOR has the option, but not any obligation, to pay the costs and expenses associated with foreign counterpart patent applications and patents, and any United States and foreign patents on improvements made by LICENSOR. In the event that LICENSOR decides not to file any foreign or improvement patent application, or to discontinue any such patent application or patent, LICENSOR will provide LICENSEE with reasonable advanced notice of its intent to do so and an adequate opportunity for LICENSEE to pay such costs and expenses; provided, however, that LICENSOR shall remain the sole assignee of all such United States and foreign patents (notwithstanding the fact that LICENSEE pays such costs and expenses) and all such patents shall remain subject to any licenses which LICENSOR grants with respect thereto outside of the Field.

9.2 Marking of Licensed Products. LICENSEE shall mark, and cause any Sublicensees to mark with a Patent Number label, Licensed Products sold in countries where a patent covering such Licensed Product, in whole or in part, has issued.

9.3 Infringement of Patent Rights by Third Parties. With respect to the Subject Technology, each Party shall promptly inform the other of any known or suspected infringement of any patent right, or of any misuse, misappropriation, theft or breach of confidence of any other proprietary right by any third party. So long as, and to the extent that, this Agreement remains in full force and effect, LICENSEE shall have the right, but not the obligation, to institute (alone or jointly with any other licensees of the Subject Technology that desire to participate) an action for infringement, misuse, misappropriation, theft or


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breach of confidence of the patent or other proprietary rights against such third party. If LICENSEE fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, the LICENSOR shall have the right, but not the obligation, to prosecute at its own expense, any such claim. Should either the LICENSOR or LICENSEE commence suit under the provisions of this Paragraph 9.3, and thereafter elects to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of the Subject Technology shall be apportioned as follows: if LICENSEE brings the action or proceeding, LICENSEE shall first recover an amount equal to two (2) times the costs and expenses incurred by LICENSEE directly related to the prosecution of such action or proceeding and the remainder shall be divided equally between LICENSEE and the LICENSOR, if LICENSOR brings the action or proceeding, LICENSOR shall be entitled to the entire amount recovered.

9.4 LICENSOR Consent Required to Settle. LICENSEE shall not settle any action covered by Paragraph 9.3 without first obtaining the consent of LICENSOR, which consent will not be unreasonably withheld.


10. TERM AND TERMINATION

10.1 Term. Unless earlier terminated as hereinafter provided, this Agreement shall extend for the life of U.S. Patent No. 5,539,206 and all other Relevant Patents that are in full force and effect, and for a period of five (5) years thereafter. After expiration of such five-year period, LICENSEE shall have a perpetual, royalty-free license to practice the Subject Technology of the same scope as LICENSEE had on the date such five-year period expired, and no further Minimum Annual Royalties or Minimum Royalty Generating Installations shall be required.

10.2 Termination for Default by LICENSEE. In the event of default or failure by LICENSEE to perform any of the terms, covenants or provisions of this Agreement, LICENSEE shall have sixty (60) days after the giving of written notice of such default by the LICENSOR to correct such default. If any default with respect to any material obligation is not corrected within the said sixty (60) day period, the LICENSOR shall have the right, at its option, to cancel and terminate this Agreement. Failure of the LICENSOR to exercise its right of termination for non-payment or late payment of royalties or for any other reason shall not be deemed to be a waiver of any right the LICENSOR might have, nor shall such failure preclude the LICENSOR from exercising or enforcing said right upon any subsequent failure by LICENSEE.

10.3 Termination for Insolvency of LICENSEE. The LICENSOR shall have the right, at its option, to cancel and terminate this Agreement in the event that LICENSEE shall: (a) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (b) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (c) a receiver or trustee is appointed for LICENSEE, if, after the expiration of ninety (90) days following any of the events enumerated above, LICENSEE shall have been unable to secure a dismissal, stay or other suspension of such proceedings.



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10.4 Termination by LICENSEE. LICENSEE may terminate this Agreement at any time giving ninety (90) days prior written notice to LICENSOR.

10.5 LICENSEE Obligations Upon Termination. At the date of any termination of this Agreement, if pursuant to Paragraph 10.2 upon failure to timely correct any default by LICENSEE with respect to any material obligation after notice from LICENSOR, if pursuant to Paragraph 10.3 as of the failure by LICENSEE to secure a timely dismissal, stay or suspension of the enumerated proceeding and notice from LICENSOR, or if pursuant to Paragraph 10.4 as of the expiration of ninety
(90) days after notice is given to LICENSOR by LICENSEE (hereinafter the "Termination Date"), LICENSEE shall:

         (i) immediately cease any and all practice of the Subject Technology and the rights and licenses granted to LICENSEE hereunder, and return to LICENSOR all tangible copies of the Subject Technology in LICENSEE's possession; provided, however, that subject to LICENSEE paying and continuing to pay all running royalties to the LICENSOR in accordance with Paragraph 5.1 when due, and otherwise complying with the terms of this Agreement, LICENSEE may (A) sell, lease, license or otherwise place in the Field any Licensed Products actually in LICENSEE's possession prior to the Termination Date and (B) continue to collect End-user Revenue on all such Licensed Products as well as those which LICENSEE leased, licensed or otherwise placed in the Field prior to the date of termination;

         (ii) transfer and assign to LICENSOR, any and all Sublicenses which may have been granted by LICENSEE pursuant to the terms hereof; and

         (iii) comply with the provisions of 7.2, 7.3 and 7.4.

10.6 Specific Performance of Obligations. LICENSEE warrants, represents and agrees that damages alone are insufficient as a remedy for any breach of LICENSEE's obligations under Subparagraphs 7.2, 7.3, 7.4 and 10.5 (ii) and
(iii), and in the event of any such breach, LICENSOR shall be entitled to relief by specific performance. LICENSOR warrants, represents and agrees that damages alone are insufficient as a remedy for any breach of LICENSOR's obligations under Subparagraphs 4.3, 7.1 and 8, and in the event of any such breach, LICENSOR shall be entitled to relief by specific performance.

10.7 Survival of Obligations. No expiration or termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination or expiration. The obligations of LICENSEE under Paragraphs 5, 6, 7, 15 and this
Section 10 shall survive expiration or termination of this Agreement and the obligations of LICENSOR under Paragraph 15 and this Paragraph 10 shall survive expiration or termination of this Agreement.


11. ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of the LICENSOR and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of LICENSEE and the successor by merger or sale


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of all or substantially all of its assets or businesses to which this Agreement pertains, but shall not otherwise be assignable or assigned by LICENSEE without prior written approval by the LICENSOR being first obtained, which approval shall not be unreasonably withheld.


12. GOVERNMENTAL COMPLIANCE

LICENSEE shall at all times during the term of this Agreement and for so long as it shall sell Licensed Products comply and cause its Sublicensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Licensed Products or any other activity undertaken pursuant to this Agreement.


13. GOVERNING LAW

This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of Texas, United States of America, without giving effect to the principles of conflicts of laws. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

This Agreement is performable in part in Dallas, Texas and the Parties mutually agree that personal jurisdiction and venue shall be proper in the state and federal courts situated in Dallas, Texas and agree that any litigated dispute will be conducted solely in such courts.


14. ADDRESSES

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of the LICENSOR:                   With a copy to:

G. D. Troxel                                   Stephen S. Sadacca
Senior Vice President                          Legal Department
Lockheed Martin Corporation                    Lockheed Martin Corporation
Vought Systems                                 Vought Systems
PO Box 650003   Mail Stop PT-28                PO Box 650003  Mail Stop WT-05
Dallas, TX 75265-0003                          Dallas, TX 75265-0003


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In the case of LICENSEE:

Mark A. Fauci
President
OmniCorder Technologies, Inc.
25 East Loop Road
Stony Brook, NY 11790


15. ADDITIONAL PROVISIONS

15.1 Use of Party's Name. LICENSEE agrees that it may not use in any way the name Lockheed Martin or any derivation thereof (except in a factual manner to confirm the existence of this Agreement and the parties respective rights and obligations hereunder), or any trademark, logotype or symbol associated with the LICENSOR, without the prior written consent of the LICENSOR. LICENSOR agrees that it may not use in any way the name OmniCorder or any derivation thereof (except in a factual manner to confirm the existence of this Agreement and the parties respective rights and obligations hereunder), or any trademark, logotype or symbol associated with the LICENSEE without the prior written consent of the LICENSOR. If a Party consents to the use of its name or mark in any advertisement, product circular, catalog, trade show or trade journal, etc., the other Party shall provide such Party with the proposed text or copy at least forty five (45) days before publication, distribution or display and such Party shall have thirty (30) days after receipt of such text or copy to modify the text, form or content in which its name or mark is used.

15.2 Confidentiality. LICENSEE agrees to maintain the Subject Technology provided by LICENSOR in strict confidence, and to use the same only in accordance with this Agreement. Both parties agree to maintain information related to the other's business in confidence to the extent that the same is identified as being confidential by the disclosing party at the time of disclosure and confirmed in writing within thirty (30) days. Such obligation of confidentiality shall not apply to information which the recipient can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of the recipient party or in the case of LICENSEE, any Sublicensee of LICENSEE; (iii) was known to the recipient party prior to disclosure thereof by the disclosing party, as shown by contemporaneous documentation; (iv) was lawfully disclosed to the recipient party by a third party which was not under an obligation of confidence to the disclosing party with respect thereto; (v) which the recipient party can reasonably demonstrate was independently developed by the recipient party, and in the case of the LICENSEE, without practice of any of the Subject Technology; or (vi) which the recipient party shall be compelled to disclose by law or legal process, provided that such recipient party gave the disclosing party timely notice and assistance in obtaining a secrecy order covering such disclosure. The foregoing obligation of confidentiality shall survive termination of this Agreement.

15.3 Indemnity. Each Party shall notify the other of any claim, lawsuit or other proceeding related to any Subject Technology or Licensed Product.

     15.3.1 LICENSEE agrees that it will defend, indemnify and hold harmless the LICENSOR, its employees, officers, directors, and agents and each of them


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     (the "LICENSOR Indemnified Parties"), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the LICENSOR Indemnified Parties related directly or indirectly to, or arising out of:

          15.3.1.1 Any injuries to persons or property which occur on LICENSEE's or LICENSOR's premises as a result of the negligence of LICENSEE or its employees, whether or not such claims, causes of action, lawsuits or other proceedings and the costs (including attorney's fees) related thereto, result in part from the negligence of any of the LICENSOR Indemnified Parties.

          15.3.1.2 Any breach of contract, breach of warranty, product liability, or injury or death to any person or property resulting from
          (i) any use or misuse of any of the Subject Technology or of any Licensed Product made by, for or on behalf of, or imported, offered for sale, sold or leased by, LICENSEE or any of its Sublicensees, or by any of its or their suppliers or customers at any tier including, but not limited to any research, patient testing, diagnostic interpretation or treatment, or (ii) any design, process, manufacture, or practice of any of the Subject Technology, or the making, having made. importing, using, offering for sale, selling or leasing of any Licensed Products, by LICENSEE or any of its Sublicensees, or by any of its or their suppliers or customers at any tier; whether or not such use or misuse, or such design, process, manufacture, or practice of the Subject Technology was suggested by LICENSOR or is licensed hereunder, and whether or not even though such claims, causes of action, lawsuits or other proceedings and the costs (including attorney's fees) related thereto, result in part from the negligence of any of the LICENSOR Indemnified Parties. 15.3.1.3 Any act by LICENSEE or any of its Sublicensees, or any of its or their suppliers or customers at any tier, resulting in the infringement of any U.S. or foreign patent or other intellectual property right covering or alleged to cover (i) any material or process used to make or have made any Licensed Product, or (ii) any modification, improvement or addition to, combination with, or structure other than, the EQWIP structure as described and claimed in LICENSOR's U.S. Patent Number 5,539,206; whether or not such material, process, modification, improvement, addition, combination or structure was suggested by LICENSOR or is licensed hereunder. LICENSEE shall not be required to indemnify LICENSOR for infringement of any U.S. or foreign patent or other intellectual property right covering or alleged to cover the exact EQWIP structure as described and claimed in LICENSOR's U.S. Patent Number 5,539,206; provided, that, LICENSEE does not join LICENSOR as a party defendant in any claim, cause of action, lawsuit or other proceeding filed or otherwise instituted against LICENSEE except as provided in 15.3.2.

     LICENSEE assumes full responsibility for all costs and expenses related to claims, lawsuits and proceedings for which it is obligated to indemnify the LICENSOR Indemnified Parties hereunder, including, but not limited to, the payment of all damages, settlements reasonable attorneys' fees and costs of litigation or other defense. LICENSOR shall cooperate with LICENSEE and provide LICENSEE with any relevant background information requested by LICENSEE.



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     15.3.2 LICENSOR shall defend, indemnify and hold harmless the LICENSEE, its employees, officers, directors, and agents and each of them (the "LICENSEE Indemnified Parties"), with respect to any claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against the LICENSEE Indemnified Parties for:

          15.3.2.1 Any injuries to persons or property which occur on LICENSOR's premises solely as the result of the negligence of LICENSOR or its employees.

          15.3.2.2 Any infringement of a U.S. patent that results from the making, having made, importing, using, selling or leasing by LICENSEE of EQWIPs that have the exact structure as described and claimed in the above referenced U.S. Patent Number 5,539,206, but shall not include any claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any LICENSEE Indemnified Parties for infringement of any other U.S., or any foreign, patent or other intellectual property right.

     LICENSOR assumes full responsibility for all costs and expenses related to claims, lawsuits and proceedings for which it is obligated to indemnify the LICENSEE Indemnified Parties hereunder, including, but not limited to, the payment of all damages, settlements reasonable attorneys' fees and costs of litigation or other defense. LICENSEE shall cooperate with LICENSOR and provide LICENSOR with any relevant background information requested by LICENSOR.

     If LICENSOR cannot reasonably obtain the right for LICENSEE to continue to practice any invention covered by a U.S. patent that LICENSOR is required to defend LICENSEE against under 15.3.2.2 above, or provide LICENSEE with a non-infringing alternative, then LICENSEE shall cease all further manufacture, use, sale, lease and import of the infringing EQWIP structure, and LICENSOR shall have no further obligation to LICENSEE with respect to any further infringements; this shall not relieve LICENSOR, however, of any of its obligations to the LICENSEE Indemnified Parties under 15.3.2.2 resulting from licensed activities performed by LICENSEE prior to initiation of the claim, lawsuit or proceeding which LICENSOR was obligated to defend against in.

15.4 Insurance. LICENSEE shall for so long as LICENSEE manufactures, uses or sells any Licensed Product(s), maintain in full force and effect policies of (i) worker's compensation and/or employers' liability insurance within statutory limits, (ii) general liability insurance (with broad form general liability endorsement) with limits of not less than five million dollars ($5,000,000) per occurrence with no annual aggregate and (iii) products liability insurance, with limits of not less than five million dollars ($5,000,000) per occurrence with no annual aggregate. Such coverage(s) shall be purchased from a carrier or carriers deemed acceptable to the LICENSOR with no annual aggregate and shall name the LICENSOR as an additional insured. Upon request by the LICENSOR, LICENSEE shall provide to the LICENSOR copies of said policies of insurance.

15.5 The LICENSOR's Disclaimers. Neither The LICENSOR, nor any of its officers, employees, directors, or agents assume any responsibility for the manufacture,


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product specifications, sale or use of the Subject Technology or the Licensed
Products which are manufactured by or sold by LICENSEE or any Sublicensee of LICENSEE.

15.6 Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

15.7 DISCLAIMER OF WARRANTY. THE LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS AND THE LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE VALIDITY OF ANY PATENT ISSUED WITH RESPECT TO THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS, OR THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

15.8 REPRESENTATIONS OF LICENSEE. THE LICENSEE WARRANTS AND REPRESENTS TO THE LICENSOR THAT IT HAS EXAMINED THE SUBJECT TECHNOLOGY AND ACCEPTS SUCH TECHNOLOGY AS-IS, THAT LICENSEE HAS DETERMINED THAT THE LICENSED TECHNOLOGY AS-IS MEETS ALL OF ITS REQUIREMENTS, THAT RECEIPT OF THE SUBJECT TECHNOLOGY FROM LICENSOR GIVES LICENSEE A HEAD-START AND OPPORTUNITY TO ADD A NEW PRODUCT TO ITS BUSINESS WHICH IS CONSIDERED OF SIGNIFICANT VALUE TO LICENSEE AT LEAST EQUAL TO THE ROYALTIES STATED HEREIN WHETHER OR NOT ANY ADDITIONAL PATENT EVER ISSUES THEREUPON OR ANY PATENT IS HELD NONINFRINGED, OR THE SUBJECT TECHNOLOGY IS OR BECOMES KNOWN TO OTHERS OR A PART OF THE PUBLIC DOMAIN. ACCORDINGLY, LICENSEE WARRANTS AND REPRESENTS TO LICENSOR THAT IT WILL NOT SEEK ANY REDUCTION OF SUCH STATED ROYALTIES IN THE EVENT THAT NO ADDITIONAL PATENT EVER ISSUES ON THE SUBJECT TECHNOLOGY OR ANY PATENT IS HELD NONINFRINGED, OR THE SUBJECT TECHNOLOGY IS OR BECOMES KNOWN TO OTHERS OR A PART OF THE PUBLIC DOMAIN. IN ADDITION, LICENSEE WARRANTS AND REPRESENTS THAT IT WILL NOT EITHER DIRECTLY OR INDIRECTLY SEEK OR ASSIST OTHERS IN SEEKING TO INVALIDATE THE ABOVE REFERENCED U.S. PATENT NO. 5,539,206; HOWEVER, IN THE EVENT THAT THE VALIDITY OF SUCH ABOVE REFERENCED U.S. PATENT IS OTHERWISE CHALLENGED AND IS HELD INVALID, AND NO ADDITIONAL PATENTS HAVE ISSUED TO LICENSOR COVERING THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS, THEN THE ROYALTIES SHALL BE REDUCED IN ACCORDANCE WITH EXHIBIT I. LICENSOR WARRANTS AND REPRESENTS THAT IT WILL NOT EITHER DIRECTLY OR INDIRECTLY SEEK OR ASSIST OTHERS IN SEEKING TO INVALIDATE ANY LICENSEE PATENTS UNDER WHICH LICENSOR HAS A LICENSE PURSUANT TO PARAGRAPH 7.3.



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15.9 Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

15.10 Reformation. All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

15.11 Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

15.12 Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.


LICENSOR                                    LICENSEE

LOCKHEED MARTIN CORPORATION                 OMNICORDER TECHNOLOGIES, INC.
VOUGHT SYSTEMS


by: /s/                                     by: /s/ Mark A. Fauci
-----------------------------------         ------------------------------------
Title: SR VP - CFO                          Title: President and CEO

Date: 9/29/98                               Date: 9/18/98


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                                    EXHIBIT I



                 Omitted. Filed separately with the Commission.







                                   19 of 20

                                   EXHIBIT II



                 Omitted. Filed separately with the Commission.








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